Annual Shareholder Meeting Results

PIMCO Corporate and Income Strategy Fund and PIMCO Corporate and Income
 Opportunity Fund held their annual meetings of shareholders on April 28, 2017. Shareholders voted as indicated below:

PIMCO Corporate and Income Strategy Fund

Re-election of Bradford K. Gallagher Class III to serve until the annual meeting for the 2019 2020 fiscal year
                    Withheld
Affirmative         Authority
33,891,141          953,859

Election of William B. Ogden, IV Class III to serve until the annual meeting held during the 2019 2020 fiscal year
33,763,462          1,081,538

Re-election of Craig A. Dawson Class III to serve until the annual meeting held during the 2019 2020 fiscal year
33,947,327          897,673

Election of John C. Maney Class I to serve until the annual meeting held during the 2017 2018 fiscal year
33,947,914          897,086

The other members of the Board of Trustees at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. Hans W. Kertess, James
A. Jacobson and Alan Rappaport continued to serve as Trustees of the Fund.